Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HSBC Holdings plc
We consent to the incorporation by reference in the registration statements (nos 333-10474, 333-92024, 222-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565 and 333-170525) of our report dated 28 February 2011, which comprise the consolidated balance sheets as at 31 December 2010 and 2009, and related consolidated income statements, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statement of changes in equity, for each of the years in the three-year period ended 31 December 2010 and the effectiveness of internal control over financial reporting as at 31 December 2010, which report appears in the 31 December 2010 Annual Report on Form 20-F of HSBC Holdings plc.
Our report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of ‘Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures)’.

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
8 March 2011